Exhibit 10.3

THIRD AMENDMENT TO LEASE

This THIRD AMENDMENT TO LEASE ("Third Amendment") is made and entered effective as of August 17, 2017, by and between AP3-SF2 CT SOUTH LLC, a Delaware limited liability company ("Landlord") and ACHAOGEN, INC., a Delaware corporation ("Tenant").

R E C I T A L S

A.

Landlord and Tenant entered into that certain Lease dated as of August 12, 2016 (the "Original Lease"), as amended by the First Amendment to Lease dated April 7, 2017 ("First Amendment") and that certain Second Amendment to Lease dated as of July 20, 2017 ("Second Amendment"), pursuant to which Landlord leased to Tenant and Tenant leased from Landlord certain "Premises", as described in the Lease, in that certain building located at One Tower Place, South San Francisco, California 94080.

B.	Except as otherwise set forth herein, all capitalized terms used in this Third Amendment shall have the same meaning as such terms have in the Lease.

C.	Landlord and Tenant now desire to amend the Lease upon the terms and provisions contained herein.

D.	The Original Lease, First Amendment, the Second Amendment and this Third Amendment shall hereinafter be referred to collectively as the "Lease".

R E C I T A L S

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.

Additional Allowance: Amortization of Rent. Tenant hereby acknowledges that it has exercised its option for and received the funds associated with the Additional Allowance (as defined in the Tenant Work Letter attached to the Original Lease as Exhibit B, and specifically excluding the "Additional Allowance" as defined in the Tenant Work Letter attached to the Second Amendment as Exhibit B) in the total amount of $942,360.00 and that no Additional Allowance funds are available for Tenant's use under the Original Lease. In addition to the payment of monthly Base Rent, Tenant hereby agrees that the Additional Allowance funds shall be amortized over a One Hundred Twenty-Six (126) month period with interest imputed on the principal balance at the rate of nine percent (9%) per annum, for payment at the rate of $11,587.39 per month ("Additional Monthly Base Rent"), commencing on September 1, 2017 (provided that the initial payment of Additional Monthly Base Rent due on September 1, 2017 shall be in the amount of $72,944.19 which consists of i) the accrued amount of Additional Monthly Base Rent from March 23, 2017 through August 31, 2017 which equals $61,356.80 and ii) the amount due for the month of September 2017 which equals $11,587.39), escalating by three and one-half percent (3.5%) annually on April 1st of each successive year and continuing through and including September 2027; provided, however, that Tenant shall, as provided in the Original Lease, continue to have the right to pay to Landlord the balance of the Additional Allowance by written notice to Landlord.

2.	No Further Modification. Except as set forth in this Third Amendment, all the terms and provisions of the Lease shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, this Third Amendment has been executed as of the day and year first above written.

“Landlord”:

AP3-SF2 CT SOUTH LLC,
a Delaware limited liability company

By:	/s/ Michael Gerrity
Name:	Michael Gerrity
Its:	President

“Tenant”:

ACHAOGEN, INC.,
a Delaware corporation

By:	/s/ Tobin Schilke
Name:	Tobin Schilke
Its:	CFO